MANAGEMENT'S REPORT
Georgia Power Company 1998 Annual Report

The management of Georgia Power Company has prepared this annual report and is responsible for the financial statements and related information. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances, and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls based upon the recognition that the cost of the system should not exceed its benefits. The Company believes that its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, which is composed of three directors who are not employees, provides a broad overview of management's financial reporting and control functions. At least three times a year this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal control and financial reporting matters. The internal auditors and the independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted with a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Georgia Power Company in conformity with generally accepted accounting principles.




/s/ H. Allen Franklin
H. Allen Franklin
President and Chief
   Executive Officer

/s/ David M. Ratcliffe
David M. Ratcliffe
Executive Vice President,
   Treasurer and Chief
   Financial Officer


February 10, 1999

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Georgia Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Georgia Power Company (a Georgia corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1998 and 1997, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 13-33) referred to above present fairly, in all material respects, the financial position of Georgia Power Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.





/s/ Arthur Andersen LLP
Arthur Andersen LLP


Atlanta, Georgia
February 10, 1999

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Georgia Power Company 1998 Annual Report

RESULTS OF OPERATIONS

Earnings

Georgia Power Company's 1998 earnings totaled $570 million, representing a $24 million (4.0 percent) decrease from 1997. This earnings decrease resulted primarily from higher operating expenses, additional depreciation charges pursuant to a Georgia Public Service Commission (GPSC) retail accounting order discussed below, lower wholesale capacity revenues, and the write-off of a portion of the Rocky Mountain plant investment. These decreases to earnings were partially offset by higher retail revenues, lower financing costs and increased non-operating income. Earnings for 1997 totaled $594 million, representing a $14 million (2.4 percent) increase over 1996. This earnings increase resulted primarily from lower operating expenses, lower financing costs, and increased non-operating income, partially offset by lower retail revenues and additional depreciation charges pursuant to the GPSC retail accounting order.

Revenues

The following table summarizes the factors impacting operating revenues for the 1996-1998 period:

                                        Increase (Decrease)
                                          From Prior Year
                                ------------------------------------
                                    1998        1997         1996
                                ------------------------------------
Retail -                                   (in millions)
   Sales growth                    $ 174       $  62         $ 58
   Weather                           101         (74)         (25)
   Fuel cost recovery                 70         (30)          28
   Demand-side programs              (25)         (3)         (10)
--------------------------------------------------------------------
Total retail                         320         (45)          51
--------------------------------------------------------------------
Sales for resale -
   Non-affiliates                    (23)          1           (9)
   Affiliates                         43           3          (41)
--------------------------------------------------------------------
Total sales for resale                20           4          (50)
--------------------------------------------------------------------
Other operating revenues              13          10           10
--------------------------------------------------------------------
Total operating revenues           $ 353       $ (31)       $  11
====================================================================
Percent change                       8.0%       (0.7)%        0.3%
--------------------------------------------------------------------

    Retail revenues of $4.3 billion in 1998 increased $320 million (8.0 percent) from 1997 primarily due to higher energy sales to residential and commercial customers. Retail revenues of $4.0 billion in 1997 decreased $45 million (1.1 percent) from 1996 primarily due to milder-than-normal weather, as well as commercial and industrial customers taking advantage of load management rates.

    Fuel revenues generally represent the direct recovery of fuel expense, including the fuel component of purchased energy, and do not affect net income. Revenues from demand-side option programs generally represent the direct recovery of program costs. See Note 3 to the financial statements under "Demand-Side Conservation Programs" for further information on these programs.

    Wholesale revenues from sales to non-affiliated utilities decreased slightly in 1998 and were as follows:

                                  1998       1997      1996
                                -------------------------------
                                        (in millions)
Outside service area -
   Long-term contracts            $ 51       $ 71      $ 84
   Other sales                      94         80        37
Inside service area                115        132       161
---------------------------------------------------------------
Total                             $260       $283      $282
===============================================================

    Revenues from long-term contracts outside the service area decreased in 1998 primarily due to lower capacity charges and decreased energy sales and in 1997 primarily due to scheduled reductions in the amount of megawatt-hour capacity under these contracts. See Note 7 to the financial statements for further information regarding these sales. Revenues from other sales outside the service area increased in 1998 and 1997 primarily due to power marketing activities. These increases were primarily offset by increases in purchased power from non-affiliates and, as a result, had no significant effect on net income. Wholesale revenues from customers within the service area decreased in 1998 and 1997 primarily due to a decrease in revenues under a power supply agreement with Oglethorpe Power Corporation (OPC). OPC decreased its purchases of capacity by 250 megawatts each in September 1996, 1997, and 1998 and has notified the Company of its intent to decrease purchases of capacity by an additional 250 megawatts in September 1999 and 125 megawatts in September 2000.

    Revenues from sales to affiliated companies within the Southern electric system, as well as purchases of energy, will vary from year to year depending on demand and the availability and cost of generating resources at each company. These transactions do not have a significant impact on earnings.

Georgia Power Company 1998 Annual Report

    Kilowatt-hour (KWH) sales for 1998 and the percent change by year were as follows:

                                            Percent Change
                                      ----------------------------
                              1998
                               KWH     1998      1997      1996
                         -----------------------------------------
                           (in billions)
Residential                   19.5     12.6%     (3.0)%     3.0%
Commercial                    22.9      8.2       1.5       4.9
Industrial                    27.3      2.2       1.9       3.6
Other                          0.5      1.0       0.4       8.6
                            --------
Total retail                  70.2      6.9       0.4       3.9
                            --------
Sales for resale -
   Non-affiliates              6.4     (5.2)    (13.6)     19.4
   Affiliates                  2.0     19.4      44.6     (56.9)
                            --------
Total sales for resale         8.4     (0.3)     (6.0)     (3.0)
                            --------
Total sales                   78.6      6.0      (0.3)      3.0
                            ========
------------------------------------------------------------------

    Residential and commercial sales increased in 1998 12.6 percent and 8.2 percent, respectively, and industrial sales increased slightly by 2.2 percent. The increases are attributed primarily to sales growth and hotter temperatures in the summer months. Residential sales in 1997 declined 3.0 percent while sales to commercial and industrial customers increased slightly by 1.5 percent and 1.9 percent, respectively. Milder-than-normal temperatures experienced in 1997 contributed to the moderate sales.

Expenses

Fuel costs constitute the single largest expense for the Company. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net KWH generated were as follows:

                                        1998    1997     1996
                                      -------------------------
Total generation
   (billions of KWH)                    69.1    66.5     63.7
Sources of generation
   (percent) --
     Coal                               73.3    74.8     74.3
     Nuclear                            21.6    21.8     22.4
     Hydro                               2.6     2.7      2.7
     Oil and gas                         2.5     0.7      0.6
Average cost of fuel per net
   KWH generated
     (cents) --                         1.36    1.32     1.35
---------------------------------------------------------------

    Fuel expense increased 7.0 percent in 1998 primarily due to an increase in generation to meet higher energy demands and a higher average cost of fuel. Fuel expense increased 2.6 percent in 1997 primarily due to an increase in generation, partially offset by a lower average cost of fuel.

    Purchased power expense increased $70 million (21.9 percent) to meet higher energy demands and power marketing activities. The majority of the energy purchased for power marketing activities was resold to non-affiliated third parties and had no significant effect on net income. In June 1998, the Company began purchasing capacity and energy from a 300 megawatt cogeneration facility pursuant to a 30-year purchase power agreement. Purchased power expense decreased $66 million (17.1 percent) in 1997 primarily due to decreased purchases from affiliated companies and declines in contractual capacity buyback purchases from the co-owners of Plant Vogtle. Under the terms of the 1991 retail rate order, the costs of declining Plant Vogtle contractual capacity buyback purchases were levelized over a six-year period ending September 1997. The levelization is reflected in the amortization of deferred Plant Vogtle costs in the Statements of Income. See Note 1 to the financial statements under "Plant Vogtle Phase-In Plans" for additional information.

Georgia Power Company 1998 Annual Report

    Other operation and maintenance (O&M) expenses, excluding the provision for separation benefits, increased 15.9 percent primarily due to continuing expenses related to a new customer service system implemented in January 1998, modification of certain information systems for year 2000 compliance discussed below, an increase in outage costs at steam power generating facilities, and increased line maintenance. Other O&M expenses, excluding the provision for separation benefits, decreased 4.1 percent in 1997 primarily due to initiatives in 1996 to reduce fossil generation materials inventory levels and an adjustment in 1996 to deferred postretirement benefits to reflect changes in the retiree benefits plan.

    Depreciation and amortization increased $191 million in 1998 and $140 million in 1997 primarily due to accelerated depreciation of generating plant pursuant to the retail accounting order and an increase in plant-in-service. See
Note 3 to the financial statements under "Retail Rate Order" for additional information.

    The Company has deferred certain expenses and recorded a deferred return related to Plant Vogtle under phase-in plans. The amortization of deferred Plant Vogtle costs reflects the completion in September 1997 of the amortization of the levelized buybacks and the Plant Vogtle Unit 1 cost deferrals under a 1987 GPSC order. In December 1998, the remaining Vogtle Unit 2 cost deferrals were fully amortized to expense under a 1998 retail rate order. See Note 1 to the financial statements under "Plant Vogtle Phase-In Plans" for information regarding the deferral and subsequent amortization of costs related to Plant Vogtle.

    Additionally, as a result of the 1998 retail rate order, the Company recorded a $34 million pre-tax write-off associated with a portion of its investment in the Rocky Mountain plant. See Note 3 to the financial statements under "Rocky Mountain Plant Status" for additional information.

    Other income (expense) increased in 1998 primarily due to the recognition of $73 million in interest income resulting from the resolution of tax issues with the Internal Revenue Service (IRS) and the State of Georgia. Other income (expense) increased in 1997 primarily due to increased tax benefits from losses of the parent company allocated to the Company under the joint consolidated income tax agreement between Southern Company and its subsidiaries. See Note 8 to the financial statements for additional information.

    Total financing costs decreased in 1998 and 1997. These changes were primarily due to the refinancing or retirement of securities. The Company refinanced or retired $754 million and $701 million of securities in 1998 and 1997, respectively. Dividends on preferred stock decreased $13 million and $26 million in 1998 and 1997, respectively. These decreases were partially offset by increases in interest and other charges of $6 million and $17 million in 1998 and 1997, respectively, primarily due to the issuance of additional mandatorily redeemable preferred securities in 1996 and 1997.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in utility plants with long economic life. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings. The level of future earnings depends on numerous factors including regulatory matters and energy sales.

    The Company currently operates as a vertically integrated utility providing electricity to customers within its traditional service area located in the state of Georgia. Prices for electricity provided by the Company to retail customers are set by the GPSC under cost-based regulatory principles.

Georgia Power Company 1998 Annual Report

    On January 1, 1999, the Company began operating under a new three-year retail rate order approved by the GPSC on December 18, 1998. The Company's earnings will continue to be evaluated against a retail return on common equity range of 10 percent to 12.5 percent, with rate reductions of $262 million in 1999 and an additional reduction of $24 million in 2000. The order provides for $85 million in each year, plus up to $50 million of any earnings in excess of the 12.5 percent return during the second and third years, to be applied to accelerated amortization or depreciation of assets. Two-thirds of any additional earnings in excess of the 12.5 percent return will be applied to rate reductions, with the remaining one-third retained by the Company. The Company will not file for a general base rate increase unless its projected retail return on common equity falls below 10 percent, and will be required to file a general rate case on July 1, 2001 in response to which the GPSC would be expected to determine whether the rate order should be continued, modified, or discontinued. See Note 3 to the financial statements under "Retail Rate Order" for additional information.

    Under a previous three-year accounting order ending December 1998, the Company's earnings were evaluated against a retail return on common equity range of 10 percent to 12.5 percent. Earnings in excess of 12.5 percent were used to accelerate the amortization of regulatory assets or depreciation of electric plant.

    As a result of the Company recognizing the write-off of a portion of its cost in the Rocky Mountain plant and completing the amortization of deferred Plant Vogtle costs in 1998 in accordance with the new retail rate order, future depreciation and amortization will decrease. Future depreciation and amortization will also decrease as a result of the cap on the amount of accelerated amortization or depreciation of assets under the new retail rate order. See Note 3 to the financial statements under "Retail Rate Order" for additional information.

    Growth in energy sales is subject to a number of factors which traditionally have included changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, weather, competition, initiatives to increase sales to existing customers, and the rate of economic growth in the Company's service area. Assuming normal weather, retail sales growth is projected to be approximately 2 percent annually on average during 1999 through 2001.

    In September 1998, OPC decreased its purchases of capacity under a power supply agreement by 250 megawatts and has notified the Company of its intent to decrease purchases of capacity by an additional 250 megawatts in September 1999 and 125 megawatts in September 2000. As a result, the Company's capacity revenues from OPC will decline by approximately $23 million in 1999, an additional $19 million in 2000, and an additional $4 million in 2001. Under the amended 1995 Integrated Resource Plan approved by the GPSC in March 1997, the resources associated with the decreased purchases in 1998 will be used to meet the needs of the Company's retail customers through 2004. See Note 3 to the financial statements under "FERC Review of Equity Returns" for additional information about other wholesale regulatory matters.

    The Company has entered into a five-year purchase power agreement scheduled to begin in June 2000 for approximately 215 megawatts. Capacity and fixed O&M payments are estimated to be between $7 million and $8 million each year.

    The Company plans to construct an eight unit, 600-megawatt combustion turbine peaking power plant that will begin operation in 2000 and will serve the wholesale market. The plant will supply power to fulfill a contract for 400 megawatts of peaking power already established with the Company. The addition of this facility will increase related O&M and depreciation expenses for the Company. Because the plant will be dedicated to the wholesale market, retail rates will not be affected. The Company may expand the facility to a total of 1,200 to 1,900 megawatts of capacity over the next two to three years in order to meet additional anticipated wholesale power demand.

    Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed further under "Environmental Issues."

Georgia Power Company 1998 Annual Report


    The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell electric energy to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is aggressively working to maintain and expand its share of wholesale sales in the Southeastern power markets. Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry.

    The Company continues to compete with other electric suppliers within the state. In Georgia, most new retail customers with at least 900 kilowatts of connected load may choose their electricity supplier. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition across the nation. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry could radically change. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While the GPSC has held workshops to discuss retail competition and industry restructuring, there has been no proposed or enacted legislation to date in Georgia. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of costs. The GPSC plans to release a schedule and procedure order for a stranded costs docket in the first half of 1999. The ability of the Company to recover all its costs, including the regulatory assets described in Note 1 to the financial statements, could have a material effect on the financial condition of the Company. The Company is attempting to reduce regulatory assets and other costs through the three-year retail rate order. See
Note 3 to the financial statements under "Retail Rate Order" for additional information.

    Unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited as competition increases. Conversely, continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation.

    The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

    The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry - including the Company's - regarding the recognition, measurement, and classification of decommissioning costs for nuclear generating facilities in the financial statements. In response to these questions, the FASB has decided to review the accounting for liabilities related to the retirement of long-lived assets, including nuclear decommissioning. If the FASB issues new accounting rules, the estimated costs of retiring the Company's nuclear and other facilities may be required to be recorded as liabilities in the Balance Sheets. Also, the annual provisions for such costs could change. Because of the Company's current ability to recover asset retirement costs through rates, these changes would not have a significant adverse effect on results of operations. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

Georgia Power Company 1998 Annual Report

Year 2000

Year 2000 Challenge

In order to save storage space, computer programmers in the 1960s and 1970s shortened the year portion of date entries to just two digits. Computers assumed, in effect, that all years began with "19." This practice was widely adopted and hard-coded into computer chips and processors found in some equipment. This approach, intended to save processing time and storage space, was used until the mid-1990s. Unless corrected before the year 2000, affected software systems and devices containing a chip or microprocessor with date and time functions could incorrectly process dates or the systems may cease to function.

    The Company depends on complex computer systems for many aspects of its operations, which include generation, transmission, and distribution of electricity, as well as other business support activities. The Company's goal is to have critical devices or software that are required to maintain operations to be Year 2000 ready by June 1999. Year 2000 ready means that a system or application is determined suitable for continued use through the Year 2000 and beyond. Critical systems include, but are not limited to, reactor control systems, safe shutdown systems, turbine generator systems, control center computer systems, customer service systems, energy management systems, and telephone switches and equipment.

Year 2000 Program and Status

The Company's executive management recognizes the seriousness of the Year 2000 challenge and has dedicated what it believes to be adequate resources to address the issue. The Millennium Project is a team of employees, IBM consultants, and other contractors whose progress is reviewed on a monthly basis by a steering committee of Southern Company executives.

    The Company's Year 2000 program was divided into two phases. Phase I began in 1996 and consisted of identifying and assessing corporate assets related to software systems and devices that contain a computer chip or clock. The first phase was completed in June 1997. Phase 2 consists of testing and remediating high priority systems and devices. Also, contingency planning is included in this phase. Completion of Phase 2 is targeted for June 1999. The Millennium Project will continue to monitor the affected computer systems, devices, and applications into the year 2000.

    The Southern Company has completed more than 70 percent of the activities contained in its work plan. The percentage of completion and projected completion by function are as follows:

------------------------------------------------------------------------------
                                        Work Plan
                         ----------------------------------------------------
                                                   Remediation       Project
                         Inventory   Assessment      Testing       Completion
-----------------------------------------------------------------------------
Generation                 100%        100%            70%             6/99
-----------------------------------------------------------------------------
Energy Management          100         100             90              6/99
-----------------------------------------------------------------------------
Transmission and
    Distribution           100         100            100              1/99
-----------------------------------------------------------------------------
Telecommunications         100         100             50              6/99
-----------------------------------------------------------------------------
Corporate Applications     100         100             90              3/99
-----------------------------------------------------------------------------

Year 2000 Costs

Current projected total costs for Year 2000 readiness, including the Company's share of costs of Southern Nuclear Operating Company, are approximately $38 million. These costs include labor necessary to identify, test, and renovate affected devices and systems. From its inception through December 31, 1998, the Year 2000 program costs, recognized as expense, amounted to $27 million.

Year 2000 Risks

The Company is implementing a detailed process to minimize the possibility of service interruptions related to the Year 2000. The Company believes, based on current tests, that the system can provide customers with electricity. These tests increase confidence, but do not guarantee error-free operation. The Company is taking what it believes to be prudent steps to prepare for the Year 2000, and it expects any interruptions in service that may occur within the service territory to be isolated and short in duration.

    The Company expects the risks associated with Year 2000 to be no more severe than the scenarios that its electric system is routinely prepared to handle. The most likely worst case scenario consists of the service loss of one of the largest generating units and/or the service loss of any single bulk transmission element in its service territory. The Company has followed a proven methodology

Georgia Power Company 1998 Annual Report


for identifying and assessing software and devices containing potential Year 2000 challenges. Remediation and testing of those devices are in progress. Following risk assessment, the Company is preparing contingency plans as appropriate and is participating in North American Electric Reliability Council
- coordinated national drills during 1999.

    The Company is currently reviewing the Year 2000 readiness of material third parties that provide goods and services crucial to the Company's operations. Among such critical third parties are fuel, transportation, telecommunications, water, chemical, and other suppliers. Contingency plans based on the assessment of each third party's ability to continue supplying critical goods and services to the Company are being developed.

    There is a potential for some earnings erosion caused by reduced electrical demand by customers because of their Year 2000 issues.

Year 2000 Contingency Plans

Because of experience with hurricanes and other storms, the Company is skilled at developing and using contingency plans in unusual circumstances. As part of Year 2000 business continuity and contingency planning, the Company is drawing on that experience to make risk assessments and is developing additional plans to deal specifically with situations that could arise relative to Year 2000 challenges. The Company is identifying critical operational locations, and key employees will be on duty at those locations during the Year 2000 transition. In September 1999, drills are scheduled to be conducted to test contingency plans. Because of the level of detail of the contingency planning process, management feels that the contingency plans will keep any service interruptions that may occur within the service territory isolated and short in duration.

Exposure to Market Risks

Due to cost-based rate regulation, the Company has limited exposure to market volatility in interest rates and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statement as incurred. At December 31, 1998, exposure from these activities was not material to the Company's financial position, results of operations, or cash flows. Also, based on the Company's overall interest rate exposure at December 31, 1998, a near-term 100 basis point change in interest rates would not materially affect the financial statements.

New Accounting Standards

The FASB has issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by the year 2000. This statement establishes accounting and reporting standards for derivative instruments - including certain derivative instruments embedded in other contracts - and for hedging activities. The Company has not yet quantified the impact of adopting this statement on its financial statements; however, the adoption could increase volatility in earnings.

   In March 1998, the American Institute of Certified Public Accountants (AICPA) issued a new Statement of Position, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires capitalization of certain costs of internal-use software. The Company adopted this statement in January 1999, and it is not expected to have a material impact on the financial statements.

   In April 1998, the AICPA issued a new Statement of Position, Reporting on the Costs of Start-up Activities. This statement requires that the costs of start-up activities and organizational costs be expensed as incurred. Any of these costs previously capitalized by a company must be written off in the year of adoption. The Company adopted this statement in January 1999, and it is not expected to have a material impact on the financial statements.

   In December 1998, the Emerging Issues Task Force (EITF) of the FASB issued EITF No. 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities. The EITF requires that energy trading contracts must be marked to market through the income statement, with gains and losses reflected rather than revenues and purchased power. Energy trading contracts are defined

Georgia Power Company 1998 Annual Report

as energy contracts entered into with the objective of generating profits on or from exposure to shifts or changes in market prices. The Company adopted the required accounting in January 1999, and it is not expected to have a material impact on the financial statements.

FINANCIAL CONDITION

Plant Additions

In 1998 gross utility plant additions were $499 million. These additions were primarily related to transmission and distribution facilities and to the purchase of nuclear fuel. The funds needed for gross property additions are currently provided from operations. The Statements of Cash Flows provide additional details.

Financing Activities

In 1998 the Company continued to lower its financing costs by refinancing higher-cost issues. New issues during 1996 through 1998 totaled $1.6 billion and retirement or repayment of securities totaled $2.0 billion. Composite financing rates for long-term debt and preferred stock for the years 1996 through 1998, as of year-end, were as follows:

                                   1998        1997       1996
                                ----------------------------------
Composite interest rate
   on long-term debt               5.64%       6.11%      6.39%
Composite preferred
   stock dividend rate             5.52        5.18       6.34
------------------------------------------------------------------

    Subsidiaries of the Company have issued mandatorily redeemable preferred securities. See Note 9 to the financial statements under "Preferred Securities" for additional information.

Liquidity and Capital Requirements

Cash provided from operations increased by $30 million in 1998, primarily due to higher retail revenues.

    The Company estimates that construction expenditures for the years 1999 through 2001 will total $755 million, $734 million and $829 million, respectively. Investments in additional combustion turbine and combined cycle generating units, transmission and distribution facilities, enhancements to existing generating plants, and equipment to comply with environmental requirements are planned.

    Cash requirements for improvement fund requirements, redemptions announced, and maturities of long-term debt and preferred stock are expected to total $601 million during 1999 through 2001.

    As a result of requirements by the Nuclear Regulatory Commission, the Company has established external trust funds for the purpose of funding nuclear decommissioning costs. The amount to be funded is $24 million in 1999 and increases to $30 million in 2000 and 2001. For additional information concerning nuclear decommissioning costs, see Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning."

Sources of Capital

The Company expects to meet future capital requirements primarily using funds generated from operations and, if needed, by the issuance of new debt and equity securities, term loans, and short-term borrowings. To meet short-term cash needs and contingencies, the Company had approximately $1.3 billion of unused credit arrangements with banks at the beginning of 1999. See Note 9 to the financial statements under "Bank Credit Arrangements" for additional information.

    The Company historically has relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for its benefit by public authorities, to meet its long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. In this regard, the Company sought and obtained stockholder approval in 1997 to amend its corporate charter eliminating restrictions on the amounts of unsecured indebtedness it may incur.

    If the Company chooses to issue first mortgage bonds or preferred stock, it is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter. The Company's ability to satisfy all coverage requirements is such that it could issue new first mortgage bonds and preferred stock to provide sufficient funds for all anticipated requirements.

Georgia Power Company 1998 Annual Report

Environmental Issues

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly impacted the operating companies of Southern Company, including Georgia Power. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units in the Southern electric system. As a result of Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants in the Southern electric system will be affected.

    Southern Company achieved Phase I sulfur dioxide compliance at the affected units by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Georgia Power's Phase I compliance totaled approximately $167 million.

    For Phase II sulfur dioxide compliance, Southern Company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. Also, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired units as necessary to meet Phase II limits and ozone non-attainment requirements for metropolitan Atlanta through 2000. Georgia Power's current compliance strategy for Phase II and ozone non-attainment could require total estimated construction expenditures of approximately $39 million, of which $14 million remains to be spent as of December 31, 1998.

    A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

    In July 1997, the Environmental Protection Agency (EPA) revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. In September 1998, the EPA issued the final regional nitrogen oxide rules to the states for implementation. The states have one year to adopt and implement the new rules. The final rules affect 22 states including Georgia. The EPA rules are being challenged in the courts by several states and industry groups. Implementation of the final state rules could require substantial further reductions in nitrogen oxide emissions from fossil-fired generating facilities and other industry in these states. Implementation of the standards could result in significant additional compliance costs and capital expenditures that cannot be determined until the results of legal challenges are known and the states have adopted their final rules.

    The EPA and state environmental regulatory agencies are reviewing and evaluating various matters including: nitrogen oxide emission control strategies for ozone non-attainment areas; additional controls for hazardous air pollutant emissions; control strategies to reduce regional haze; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

    The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties currently or previously owned. The Company conducts studies to determine the extent of any required clean-up costs and has recognized in the financial statements costs to clean up known sites. These costs for the Company amounted to $6 million, $4 million and $2 million, in 1998, 1997 and 1996, respectively. Additional sites may require environmental remediation for which the Company may be liable for a portion of or all required clean-up costs. See Note 3 to the financial statements under "Certain Environmental Contingencies" for information regarding the Company's potentially responsible party status at a site in Brunswick, Georgia, and the status of sites listed on the State of Georgia's hazardous site inventory.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

Georgia Power Company 1998 Annual Report


    Compliance with possible additional legislation related to global climate change, electromagnetic fields and other environmental and health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Cautionary Statement Regarding Forward-Looking
Information

The Company's 1998 Annual Report contains forward-looking and historical information. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking information; accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the Company's markets; potential business strategies -- including acquisitions or dispositions of assets or internal restructuring -- that may be pursued by Southern Company; state and federal rate regulation; Year 2000 issues; changes in or application of environmental and other laws and regulations to which the Company is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; and other factors discussed in the reports--including Form 10-K--filed from time to time by the Company with the Securities and Exchange Commission.

STATEMENTS OF INCOME
For the Years Ended December 31, 1998, 1997, and 1996
Georgia Power Company 1998 Annual Report

===============================================================================================================================
                                                                                     1998             1997                1996
-------------------------------------------------------------------------------------------------------------------------------
                                                                                               (in thousands)
Operating Revenues:
Revenues                                                                      $ 4,656,647      $ 4,347,009         $ 4,380,893
Revenues from affiliates                                                           81,606           38,708              35,886
-------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                        4,738,253        4,385,717           4,416,779
-------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation--
   Fuel                                                                           917,119          857,269             835,194
   Purchased power from non-affiliates                                            229,960          143,409             157,308
   Purchased power from affiliates                                                161,003          177,240             229,324
   Provision for separation benefits                                                2,369            5,459              39,099
   Other                                                                          817,220          696,700             741,383
Maintenance                                                                       358,218          317,199             315,934
Depreciation and amortization                                                     763,390          572,640             432,940
Amortization of deferred Plant Vogtle costs (Note 1)                               50,412          120,577             136,650
Write-down of Rocky Mountain plant (Note 3)                                        33,536                -                   -
Taxes other than income taxes                                                     204,623          207,192             207,098
Federal and state income taxes                                                    406,983          426,918             435,904
-------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                        3,944,833        3,524,603           3,530,834
-------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                  793,420          861,114             885,945
Other Income (Expense):
Allowance for equity funds used during construction                                 3,235            6,012               3,144
Equity in earnings of unconsolidated subsidiary (Note 4)                            3,735            4,266               3,851
Interest income (Note 3)                                                           79,578           10,581               5,333
Other, net                                                                        (41,512)         (35,834)            (43,502)
Income taxes applicable to other income                                             8,351           31,763              18,581
-------------------------------------------------------------------------------------------------------------------------------
Income Before Interest and Other Charges                                          846,807          877,902             873,352
-------------------------------------------------------------------------------------------------------------------------------
Interest and Other Charges:
Interest on long-term debt                                                        180,746          194,344             207,851
Allowance for debt funds used during construction                                  (7,117)          (8,962)            (11,416)
Interest on interim obligations                                                    12,213            7,795              15,478
Amortization of debt discount, premium and expense, net                            13,366           14,179              14,790
Other interest charges                                                             17,105           10,254               6,338
Distributions on preferred securities of subsidiary companies                      54,327           47,369              14,958
-------------------------------------------------------------------------------------------------------------------------------
Interest and other charges, net                                                   270,640          264,979             247,999
-------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                        576,167          612,923             625,353
Dividends on Preferred Stock                                                        5,939           18,927              45,026
-------------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                                 $   570,228      $   593,996         $   580,327
===============================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1998, 1997, and 1996
Georgia Power Company 1998 Annual Report

==========================================================================================================================
                                                                                  1998             1997              1996
--------------------------------------------------------------------------------------------------------------------------
                                                                                          (in thousands)
Operating Activities:
Net income                                                                 $   576,167      $   612,923       $   625,353
Adjustments to reconcile net income to net
     cash provided from operating activities --
         Depreciation and amortization                                         867,637          674,286           521,086
         Deferred income taxes and investment tax credits, net                 (93,005)         (21,425)           35,700
         Allowance for equity funds used during construction                    (3,235)          (6,012)           (3,144)
         Amortization of deferred Plant Vogtle costs                            50,412          120,577           136,650
         Other, net                                                             (6,546)           2,076            45,255
         Changes in certain current assets and liabilities --
            Receivables, net                                                   (25,453)          13,387             9,421
            Inventories                                                        (11,156)          39,748            55,753
            Payables                                                            47,862          (10,007)          (35,651)
            Taxes accrued                                                       22,139           (3,596)           11,766
            Energy cost recovery, retail                                        (7,649)         (20,103)              679
            Other                                                              (15,142)         (30,026)          (15,880)
--------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                  1,402,031        1,371,828         1,386,988
--------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                      (499,053)        (475,921)         (428,220)
Other                                                                           67,031           16,223           (13,149)
--------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                        (432,022)        (459,698)         (441,369)
--------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds --
     Preferred securities                                                            -          364,250           225,000
     First mortgage bonds                                                            -                -            10,000
     Pollution control bonds                                                    89,990          284,700           112,825
     Senior notes                                                              495,000                -                 -
Retirements --
     Preferred stock                                                          (106,064)        (356,392)         (179,148)
     First mortgage bonds                                                     (558,250)         (60,258)         (210,860)
     Pollution control bonds                                                   (89,990)        (284,700)         (119,665)
Interim obligations, net                                                       (25,378)         (64,266)           30,166
Special deposits -- redemption funds                                                 -           44,454           (44,454)
Capital distribution to parent company                                        (270,000)        (205,000)         (250,000)
Payment of preferred stock dividends                                            (9,137)         (26,917)          (46,911)
Payment of common stock dividends                                             (536,600)        (520,000)         (475,500)
Miscellaneous                                                                  (26,641)         (20,024)          (10,646)
--------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                      (1,037,070)        (844,153)         (959,193)
--------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                        (67,061)          67,977           (13,574)
Cash and Cash Equivalents at Beginning of Year                                  83,333           15,356            28,930
--------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                  $     16,272      $    83,333       $    15,356
==========================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
     Interest (net of amount capitalized)                                  $   269,524      $   258,298       $   249,434
     Income taxes (net of refunds)                                             480,318          427,596           373,886
--------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.

BALANCE SHEETS
At December 31, 1998 and 1997
Georgia Power Company 1998 Annual Report

================================================================================================================================
ASSETS                                                                                            1998                    1997
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                             (in thousands)

Utility Plant:
Plant in service                                                                            $ 15,441,146           $ 15,082,570
Less accumulated provision for depreciation                                                    6,109,331              5,319,680
--------------------------------------------------------------------------------------------------------------------------------
                                                                                               9,331,815              9,762,890
Nuclear fuel, at amortized cost                                                                  121,169                126,882
Construction work in progress (Note 4)                                                           189,849                214,128
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                          9,642,833             10,103,900
--------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Southern Electric Generating Company, at equity (Note 4)                                          24,360                 24,973
Nuclear decommissioning trusts, at market                                                        284,536                194,417
Miscellaneous                                                                                     34,781                 87,907
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            343,677                307,297
--------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                                         16,272                 83,333
Receivables--
   Customer accounts receivable                                                                  439,420                385,844
   Other accounts and notes receivable                                                            99,574                110,278
   Affiliated companies                                                                           16,817                 20,333
   Accumulated provision for uncollectible accounts                                               (5,500)                (3,000)
Fossil fuel stock, at average cost                                                               104,133                 96,067
Materials and supplies, at average cost                                                          243,477                240,387
Prepayments                                                                                       29,670                 27,503
Vacation pay deferred                                                                             43,610                 40,996
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            987,473              1,001,741
--------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes (Note 8)                                                604,488                688,472
Deferred Plant Vogtle costs (Note 1)                                                                   -                 50,412
Premium on reacquired debt, being amortized                                                      173,858                166,609
Prepaid pension costs                                                                            103,606                 67,777
Debt expense, being amortized                                                                     51,261                 40,927
Miscellaneous                                                                                    126,422                146,593
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                          1,059,635              1,160,790
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                $ 12,033,618           $ 12,573,728
================================================================================================================================
The accompanying notes are an integral part of these statements.

At December 31, 1998 and 1997
Georgia Power Company 1998 Annual Report

=================================================================================================================================
CAPITALIZATION AND LIABILITIES                                                                      1998                   1997
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                             (in thousands)

Capitalization (See accompanying statements):
Common stock equity                                                                         $  3,784,172           $  4,019,728
Preferred stock                                                                                   15,527                157,247
Company obligated mandatorily redeemable preferred securities of subsidiaries substantially all of whose assets are junior
   subordinated debentures or notes (Note 9)                                                     689,250                689,250
Long-term debt                                                                                 2,744,362              2,982,835
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                          7,233,311              7,849,060
--------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Preferred stock due within one year (Note 9)                                                      35,656                      -
Long-term debt due within one year (Note 9)                                                      399,429                220,855
Notes payable to banks (Note 9)                                                                  117,634                142,300
Commercial paper (Note 9)                                                                        223,218                223,930
Accounts payable--
   Affiliated companies                                                                           75,774                 71,373
   Other                                                                                         326,317                261,293
Customer deposits                                                                                 69,584                 68,618
Taxes accrued--
   Federal and state income                                                                       15,801                  4,480
   Other                                                                                         122,359                111,541
Interest accrued                                                                                  60,187                 72,437
Miscellaneous                                                                                    100,793                105,683
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                          1,546,752              1,282,510
--------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                                                     2,249,613              2,417,547
Accumulated deferred investment tax credits                                                      381,914                397,202
Deferred credits related to income taxes (Note 8)                                                284,017                297,560
Employee benefits provisions                                                                     177,148                169,887
Miscellaneous                                                                                    160,863                159,962
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                          3,253,555              3,442,158
--------------------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1 through 7)
Total Capitalization and Liabilities                                                        $ 12,033,618           $ 12,573,728
================================================================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF CAPITALIZATION
At December 31, 1998 and 1997
Georgia Power Company 1998 Annual Report
==================================================================================================================================
                                                                                   1998             1997         1998        1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      (in thousands)             (percent of total)
Common Stock Equity:
Common stock, without par value --
     Authorized -- 15,000,000 shares
     Outstanding --  7,761,500 shares                                            $   344,250      $  344,250
Paid-in capital                                                                    1,660,206       1,929,971
Premium on preferred stock                                                               158             160
Retained earnings (See accompanying statement) (Note 9)                            1,779,558       1,745,347
-----------------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                                          3,784,172       4,019,728       52.3 %    51.2 %
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock, without par value:
    Authorized -- 55,000,000 shares
    Outstanding -- 511,834 shares at December 31, 1998
    Outstanding -- 4,719,226
     shares at December 31, 1997
         $100 stated value --
            4.60% to 6.60%                                                            51,183          52,355
         Adjustable rate -- at January 1, 1998:
              4.85%                                                                        -          64,213
              5.27%                                                                        -          40,679
--------------------------------------------------------------------------------------------------------------
Total cumulative preferred stock (annual dividend
     requirement -- $2,827,000)                                                       51,183         157,247
Less amount due within one year (Note 9)                                              35,656               -
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock excluding amount due within one year                       15,527         157,247        0.2        2.0
-----------------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily
   Redeemable Preferred Securities (Note 9):
     $25 liquidation value -- 9%                                                     100,000         100,000
     $25 liquidation value -- 7.75%                                                  225,000         225,000
     $25 liquidation value -- 7.60%                                                  175,000         175,000
     $25 liquidation value -- 7.75%                                                  189,250         189,250
-----------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $54,404,000)                               689,250         689,250        9.5        8.8
-----------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
First mortgage bonds --
     Maturity                          Interest Rates
     April 1, 1998                     5 1/2%                                              -         100,000
     September 1, 1999                 6 1/8%                                        195,000         195,000
     March 1, 2000                     6%                                            100,000         100,000
     October 1, 2000                   7%                                                  -         100,000
     September 1, 2002                 6 7/8%                                              -         150,000
     April 1, 2003                     6 5/8%                                        200,000         200,000
     August 1, 2003                    6.35%                                          75,000          75,000
     2004 through 2006                 6.07%                                          10,000          10,000
     2008                              6 7/8%                                         50,000          50,000
     2023 through 2025                 7.55% to 7.95%                                266,000         474,250
---------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                                           896,000       1,454,250
---------------------------------------------------------------------------------------------------------------
Pollution control bonds -- (Note 9)
     Maturity                          Interest Rates
     --------                          --------------
     2000                              4.375%                                         50,000          50,000
     2004-2005                         5% to 5.375%                                   57,000         103,790
     2011                              Variable (4.0% at 1/1/99)                      10,450          10,450
     2018                              6%                                              4,600          26,700
     2019-2023                         5.75% to 6.35%                                140,560         144,660
     2022-2023                         Variable (4.0% to 5.05% at 1/1/99)             64,500          64,500
     2024-2025                         5.4% to 6.75%                                 440,325         457,325
     2024-2028                         Variable (3.10% to 5.20% at 1/1/99)           619,055         529,065
     2029-2033                         Variable (3.25% to 5.15% at 1/1/99)           234,700         234,700
     2034                              Variable (3.25% at 1/1/99)                     50,000          50,000
---------------------------------------------------------------------------------------------------------------
Total pollution control bonds                                                      1,671,190       1,671,190
---------------------------------------------------------------------------------------------------------------


STATEMENTS OF CAPITALIZATION (continued)
At December 31, 1998 and 1997
Georgia Power Company 1998 Annual Report
===================================================================================================================================
                                                                                   1998             1997           1998        1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      (in thousands)             (percent of total)
Senior notes -- (Note 9)
     Maturity                          Interest Rates
     --------                          --------------
     December 1, 2005                  5.50%                                     150,000               -
     December 31, 2038                 6.60%                                     200,000               -
     December 31, 2047                 6.875%                                    145,000               -
---------------------------------------------------------------------------------------------------------------
Total senior notes                                                               495,000               -
---------------------------------------------------------------------------------------------------------------
Other long-term debt (Note 9)                                                     86,280          86,675
Unamortized debt discount, net                                                    (4,679)         (8,425)
---------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $177,628,000)                                              3,143,791       3,203,690
Less amount due within one year (Note 9)                                         399,429         220,855
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                            2,744,362       2,982,835       38.0        38.0
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                         $ 7,233,311     $ 7,849,060      100.0 %     100.0 %
===================================================================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1998, 1997, and 1996
Georgia Power Company 1998 Annual Report
==================================================================================================================================
                                                                                      1998             1997              1996
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (in thousands)

Balance at Beginning of Period                                                   $   1,745,347    $   1,674,774     $   1,569,905
Net income after dividends on preferred stock                                          570,228          593,996           580,327
Cash dividends on common stock                                                        (536,600)        (520,000)         (475,500)
Preferred stock transactions, net                                                          583           (3,423)               42
----------------------------------------------------------------------------------------------------------------------------------
Balance at End of Period (Note 9)                                                $   1,779,558    $   1,745,347     $   1,674,774
==================================================================================================================================


STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1998, 1997, and 1996
Georgia Power Company 1998 Annual Report

==================================================================================================================================
                                                                                      1998             1997              1996
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (in thousands)

Balance at Beginning of Period                                                   $   1,929,971    $   2,134,886     $   2,384,444
Capital distribution to parent company                                                (270,000)        (205,000)         (250,000)
Contributions to capital by parent company                                                 235               85               442
----------------------------------------------------------------------------------------------------------------------------------
Balance at End of Period                                                         $   1,660,206    $   1,929,971     $   2,134,886
==================================================================================================================================
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Georgia Power Company 1998 Annual Report

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

The Company is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, Southern Company Services (SCS), a system service company, Southern Communications Services (Southern LINC), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), Southern Company Energy Solutions, and other direct and indirect subsidiaries. The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four Southeastern states. Contracts among the operating companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission
(FERC) or the Securities and Exchange Commission (SEC). SCS provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Energy designs, builds, owns, and operates power production and delivery facilities and provides a broad range of energy related services in the United States and international markets. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Company Energy Solutions develops new business opportunities related to energy products and services.

    Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of this act. The Company is also subject to regulation by the FERC and the Georgia Public Service Commission
(GPSC). The Company follows generally accepted accounting principles (GAAP) and complies with the accounting policies and practices prescribed by the respective regulatory commissions. The preparation of financial statements in conformity with GAAP requires the use of estimates, and the actual results may differ from these estimates.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Company's Balance Sheets at December 31 relate to the following:

                                              1998       1997
                                        ----------------------
                                            (in millions)
Deferred income taxes                        $ 604      $ 688
Deferred income tax credits                   (284)      (298)
Premium on reacquired debt                     174        167
Corporate building lease                        53         52
Deferred Plant Vogtle costs                      -         50
Vacation pay                                    44         41
Postretirement benefits                         36         38
Department of Energy assessments                26         29
Deferred nuclear outage costs                   24         28
Demand-side program costs                        -         11
Other, net                                      12         10
---------------------------------------------------------------
Total                                        $ 689      $ 816
===============================================================

    In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off related net regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Georgia Power Company 1998 Annual Report

Revenues and Fuel Costs

The Company currently operates as a vertically integrated utility providing electricity to retail customers within its traditional service area located within the state of Georgia, and to wholesale customers in the Southeast. Revenues by type of service were as follows:

                                   1998      1997        1996
                               --------------------------------
                                        (in millions)
Retail                           $4,298    $3,978      $4,023
Non-affiliated wholesale            260       283         282
Other                                99        86          76
---------------------------------------------------------------
Total                            $4,657    $4,347      $4,381
===============================================================

    The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to adjust billings for fluctuations in fuel costs, energy component of purchased power costs, and certain other costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts averaged less than 1 percent of revenues.

    Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $74 million in 1998, $76 million in 1997, and $78 million in 1996. The Company has a contract with the U.S. Department of Energy (DOE) that provides for the permanent disposal of spent nuclear fuel. The DOE failed to begin disposing of spent fuel in January 1998 as required by the contracts, and the Company is pursuing legal remedies against the government for breach of contract. Sufficient storage capacity currently is available to permit operation into 2003 at Plant Hatch and into 2017 at Plant Vogtle. Plant Vogtle's spent fuel storage capacity includes the installation in 1998 of additional rack capacity. Activities for adding dry cask storage capacity at Plant Hatch by as early as 1999 are in progress.

    Also, the Energy Policy Act of 1992 required the establishment in 1993 of a Uranium Enrichment Decontamination and Decommissioning Fund, which is to be funded in part by a special assessment on utilities with nuclear plants. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The assessment will be paid over a 15-year period, which began in 1993. The law provides that utilities will recover these payments in the same manner as any other fuel expense. The Company -- based on its ownership interests -- estimates its remaining liability under this law at December 31, 1998, to be approximately $24 million. This obligation is recorded in the accompanying Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.2 percent in 1998 and 3.1 percent in 1997 and 1996. In addition, the Company recorded accelerated depreciation of electric plant of $316 million in 1998, $159 million in 1997, and $24 million in 1996. The amount of such charges in the accumulated provision for depreciation is $505 million at December 31, 1998. See
Note 3 under "Retail Rate Order" for additional information. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected costs of decommissioning nuclear facilities and removal of other facilities.

    Nuclear Regulatory Commission (NRC) regulations require all licensees operating commercial nuclear power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. The Company has established external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over a set period of time as ordered by the GPSC. Earnings on the trust funds are considered in determining decommissioning expense. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. The Company has filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

Georgia Power Company 1998 Annual Report

    Site study cost is the estimate to decommission the facility as of the site study year, and ultimate cost is the estimate to decommission the facility as of its retirement date. The estimated site study costs based on the most current study and ultimate costs assuming an inflation rate of 3.6% for the Company's ownership interests are as follows:
                                             Plant     Plant
                                             Hatch    Vogtle
                                         --------------------
Site study basis (year)                       1997      1997

Decommissioning periods:
   Beginning year                             2014      2027
   Completion year                            2027      2038
-------------------------------------------------------------
                                              (in millions)
Site study costs:
   Radiated structures                        $372      $317
   Non-radiated structures                      33        44
-------------------------------------------------------------
Total                                         $405      $361
=============================================================
                                              (in millions)
Ultimate costs:
   Radiated structures                        $722   $   922
   Non-radiated structures                      65       129
-------------------------------------------------------------
Total                                         $787    $1,051
=============================================================

    The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, changes in the assumptions used in making estimates, changes in regulatory requirements, changes in technology, and changes in costs of labor, materials, and equipment.

    Annual provisions for nuclear decommissioning expense are based on an annuity method as approved by the GPSC. The amounts expensed in 1998 and fund balance as of December 31, 1998 were:
                                            Plant      Plant
                                            Hatch     Vogtle
-------------------------------------------------------------
                                            (in millions)
Amount expensed in 1998                    $ 11       $  9
-------------------------------------------------------------

Accumulated provisions:
   Balance in external trust funds         $172       $112
   Balance in internal reserves              19         12
-------------------------------------------------------------
Total                                      $191       $124
=============================================================

    Effective January 1, 1999, the GPSC increased the annual provision for decommissioning expenses to $26 million. This amount is based on the NRC generic estimate to decommission the radioactive portion of the facilities as of 1997 of $526 million and $438 million for plants Hatch and Vogtle, respectively. The ultimate costs associated with the 1997 NRC minimum funding requirements are $1.1 billion and $1.3 billion for plants Hatch and Vogtle, respectively. Significant assumptions include an estimated inflation rate of 3.6% and an estimated trust earnings rate of 6.5%. The Company expects the GPSC to periodically review and adjust, if necessary, the amounts collected in rates for the anticipated cost of decommissioning.

Income Taxes

The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Plant Vogtle Phase-In Plans

In 1987 and 1989, the GPSC ordered that the allowed costs of Plant Vogtle, a two-unit nuclear facility of which Georgia Power owns 45.7 percent, be phased into rates. Pursuant to the orders, the Company recorded a deferred return under phase-in plans until October 1991 when the allowed investment was fully reflected in rates. In 1991, the GPSC levelized the remaining Plant Vogtle declining capacity buyback expenses over a six-year period. In addition, the Company deferred certain Plant Vogtle operating expenses and financing costs under accounting orders issued by the GPSC. These GPSC orders provided for the recovery of deferred costs within 10 years. Costs deferred under the 1987 order and the levelized buybacks were fully recovered as of September 1997. Under a December 18, 1998 retail rate order from the GPSC, the remaining deferred costs were fully amortized to expense in December 1998. See Note 3 under "Retail Rate Order" for additional information.

Allowance for Funds Used During Construction
(AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not

Georgia Power Company 1998 Annual Report


realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. For the years 1998, 1997 and 1996, the average AFUDC rates were 6.71 percent, 7.60 percent and 6.59 percent, respectively. AFUDC, net of taxes, as a percentage of net income after dividends on preferred stock, was less than 2.0 percent for 1998, 1997, and 1996.

Utility Plant

Utility plant is stated at original cost, less regulatory disallowances. Original cost includes: materials; labor; payroll-related costs such as taxes, pensions, and other benefits; and the cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the financial statements, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

The Company's financial instruments for which the carrying amounts did not approximate fair value at December 31 were as follows:

                                        Carrying      Fair
                                         Amount       Value
                                      ------------------------
Long-term debt:                             (in millions)
  At December 31, 1998                    $3,058      $3,105
  At December 31, 1997                     3,125       3,170
Preferred securities:
  At December 31, 1998                       689         716
  At December 31, 1997                       689         720
--------------------------------------------------------------

    The fair values for securities were based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

2.  RETIREMENT BENEFITS

The Company has defined benefit, trusteed pension plans that cover substantially all employees. The Company provides certain medical care and life insurance benefits for retired employees. Substantially all these employees may become eligible for such benefits when they retire. The Company funds trusts to the extent deductible under federal income tax regulations or to the extent required by the GPSC and FERC. In 1998, the Company adopted FASB Statement No. 132, Employers' Disclosure about Pensions and Other Postretirement Benefits. The measurement date is September 30 of each year.

    The weighted average rates assumed in the actuarial calculations for both the pension and postretirement benefit plans were:

                                               1998       1997
-----------------------------------------------------------------
Discount                                       6.75%      7.50%
Annual salary increase                         4.25       5.00
Expected long-term return on plan
  assets                                       8.50       8.50
-----------------------------------------------------------------

Pension Plan

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:
                                             Projected
                                        Benefit Obligations
                                     ---------------------------
                                           1998          1997
----------------------------------------------------------------
                                           (in millions)
Balance at beginning of year             $1,119        $1,172
Service cost                                 30            30
Interest cost                                82            82
Benefits paid                               (55)          (42)
Actuarial (gain) loss and
    employee transfers                       41          (123)
----------------------------------------------------------------
Balance at end of year                   $1,217        $1,119
================================================================

                                            Plan Assets
                                     ---------------------------
                                          1998           1997
----------------------------------------------------------------
                                           (in millions)
Balance at beginning of year             $1,931        $1,797
Actual return on plan assets                 11           338
Benefits paid                               (55)          (42)
Employee transfers                          (28)         (162)
----------------------------------------------------------------
Balance at end of year                   $1,859        $1,931
================================================================

Georgia Power Company 1998 Annual Report

      The accrued pension costs recognized in the Balance Sheets were as follows:
                                              1998       1997
---------------------------------------------------------------
                                              (in millions)
Funded status                               $  642     $  812
Unrecognized transition obligation             (35)       (39)
Unrecognized prior service cost                 45         48
Unrecognized net actuarial gain               (548)      (753)
---------------------------------------------------------------
Prepaid asset recognized in the
      Balance Sheets                        $  104     $   68
===============================================================

    Components of the plans' net periodic cost were as follows:

                                         1998    1997      1996
---------------------------------------------------------------
                                            (in millions)
Service cost                            $  30   $  30     $  35
Interest cost                              82      82        86
Expected return on plan assets           (127)   (121)     (124)
Recognized net actuarial gain             (20)    (18)      (14)
Net amortization                           (1)     (1)       (2)
---------------------------------------------------------------
Net pension income                      $ (36)  $ (28)    $ (19)
===============================================================

Postretirement Benefits

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                             Projected
                                         Benefit Obligations
                                     ---------------------------
                                          1998          1997
----------------------------------------------------------------
                                           (in millions)
Balance at beginning of year            $  435        $  430
Service cost                                 7             7
Interest cost                               32            32
Benefits paid                              (16)          (13)
Actuarial loss and employee
    transfers                                6           (21)
----------------------------------------------------------------
Balance at end of year                  $  464        $  435
================================================================

                                            Plan Assets
                                     ---------------------------
                                          1998          1997
----------------------------------------------------------------
                                           (in millions)
Balance at beginning of year              $122          $112
Actual return on plan assets                 4             9
Employer contributions                      40            14
Benefits paid                              (16)          (13)
----------------------------------------------------------------
Balance at end of year                    $150          $122
================================================================

    The accrued postretirement costs recognized in the Balance Sheets were as follows:
                                              1998       1997
---------------------------------------------------------------
                                              (in millions)
Funded status                               $ (314)    $ (313)
Unrecognized transition obligation             131        139
Unrecognized net actuarial loss                 57         47
Fourth quarter contributions                    19         29
---------------------------------------------------------------
Accrued liability recognized in the
      Balance Sheets                        $ (107)    $  (98)
===============================================================

    Components of the plans' net periodic cost were as follows:

                                         1998    1997     1996
---------------------------------------------------------------
                                            (in millions)
Service cost                             $  7    $  7     $  9
Interest cost                              32      32       30
Expected return on plan assets             (9)     (7)      (5)
Recognized net actuarial loss               1       1        2
Net amortization                            9       9        9
---------------------------------------------------------------
Net postretirement cost                  $ 40    $ 42     $ 45
===============================================================

      An additional assumption used in measuring the accumulated postretirement benefit obligations was a weighted average medical care cost trend rate of 8.30 percent for 1998, decreasing gradually to 4.75 percent through the year 2005, and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 1998 as follows:

                                     1 Percent     1 Percent
                                      Increase      Decrease
---------------------------------------------------------------
                                           (in millions)
Benefit obligation                      $ 38         $ (32)
Service and interest costs                 3            (3)
===============================================================

3. REGULATORY AND LITIGATION MATTERS

Retail Rate Order

As required by the GPSC, the Company filed a general rate case in 1998. On December 18, 1998, the GPSC approved a new three-year rate order for the Company. Under terms of the order, earnings will continue to be evaluated against a retail return on common equity range of 10 percent to 12.5 percent. Retail rates will be decreased by $262 million on an annual basis effective January 1, 1999, and by an additional $24 million effective January 1, 2000. The

Georgia Power Company 1998 Annual Report

order further provides for $85 million in each year, plus up to $50 million of any earnings in excess of the 12.5 percent return during the second and third years, to be applied to accelerated amortization or depreciation of assets. Two-thirds of any additional earnings in excess of the 12.5 percent return will be applied to rate reductions, with the remaining one-third retained by the Company. The Company will not file for a general base rate increase unless its projected retail return on common equity falls below 10 percent, and will be required to file a general rate case on July 1, 2001, in response to which the GPSC would be expected to determine whether the rate order should be continued, modified, or discontinued.

    Under a previous three-year accounting order ending December 1998, the Company's earnings were evaluated against a retail return on common equity range of 10 percent to 12.5 percent. Earnings in excess of 12.5 percent were used to accelerate the amortization of regulatory assets or depreciation of electric plant. The Company was required to absorb cost increases of approximately $29 million annually during the order's three-year operation, including $14 million annually of accelerated depreciation of electric plant.

    The Company's 1996 retail return on common equity was within the 10 percent to 12.5 percent range. During 1998 and 1997, for earnings in excess of the 12.5 percent retail return, the Company recorded charges of $292 million and $135 million, respectively, that are presented in the financial statements as depreciation expense of electric plant and as an addition to the accumulated provision for depreciation.

FERC Review of Equity Returns

On September 21, 1998, the FERC entered separate orders affirming the outcome of the administrative law judge's opinions in two proceedings in which the return on common equity component of formula rates contained in substantially all of the operating companies' wholesale power contracts was being challenged as unreasonably high. These orders resulted in no change in the wholesale power contracts that were the subject of such proceedings. The FERC also dismissed a complaint filed by three customers under long-term power sales agreements seeking to lower the equity return component in such agreements. These customers have filed applications for rehearing regarding each FERC order. In response to a requirement of the September 1998 FERC order, Southern Company filed a new equity return component on the long-term power sales contracts, to be effective January 5, 1999. The proposed equity return was lowered from 13.75 percent to
12.50 percent. If the filed return is approved, annual revenues will decrease by approximately $1 million. The FERC placed the new rates into effect, subject to refund. Also, this filing was consolidated with the new proceeding discussed below.

   On December 28, 1998, the FERC staff filed a motion asking the FERC to initiate a new proceeding regarding the equity return and other issues involving the Company's formula rate contracts. The motion was submitted pursuant to review procedures applicable to theses contracts, and would be applicable to billings under such contracts on and after January 1, 1999.

Rocky Mountain Plant Status

In its 1985 financing order, the GPSC concluded that completion of the Rocky Mountain pumped storage hydroelectric plant in 1991, as then planned, was not economically justifiable and reasonable and withheld authorization for the Company to spend funds from approved securities issuances on that plant. In 1988, the Company and Oglethorpe Power Corporation (OPC) entered into a joint ownership agreement for OPC to assume responsibility for the construction and operation of the plant, as discussed in Note 6. In 1995, the plant went into commercial operation.

    In June 1996, the GPSC initiated a review of the plant. On January 14, 1998, the GPSC ordered that the Company be allowed approximately $108 million of its $142 million investment in the plant in rate base as of December 31, 1998. The Company appealed the GPSC's order to the Superior Court of Fulton County, Georgia. Under the rate order approved by the GPSC on December 18, 1998, the Company voluntarily dismissed the appeal. As a result, in December 1998, the Company recorded a charge to earnings of $21 million, after taxes, associated with the write-down of the plant.

Tax Litigation

In August 1997, Southern Company and the Internal Revenue Service (IRS) entered into a settlement agreement related to tax issues for the years 1984 through 1987. The agreement received final approval by the Joint Congressional Committee on Taxation in June 1998 and as a result, the Company recognized interest income in 1998 of $69 million. The refund by the IRS has been made and this matter is now concluded.

Georgia Power Company 1998 Annual Report

    Additionally, the Company received a refund from the State of Georgia pertaining to the same issues and recognized an additional $4 million in interest income in 1998.

Demand-Side Conservation Programs

In August 1995, the GPSC ordered the Company to discontinue its current demand-side conservation programs by the end of 1995. Rate riders previously approved by the GPSC for recovery of the Company's costs incurred in connection with these programs remained in effect until January 1998 when costs deferred were fully collected.

    Under a GPSC accounting order approved February 16, 1996, the Company recognized approximately $29 million of deferred program costs over a three-year period ending December 1998, which were not recovered through the riders.

Certain Environmental Contingencies

In January 1995, the Company and four other unrelated entities were notified by the EPA that they have been designated as potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act with respect to a site in Brunswick, Georgia. As of December 31, 1998, the Company has recognized approximately $5 million in cumulative expenses associated with this site. This represents the Company's agreed upon share of removal and remedial investigation and feasibility study costs. The final outcome of this matter cannot now be determined. However, based on the nature and extent of the Company's activities relating to the site, management believes that the Company's portion of any remaining remediation costs should not be material.

    In compliance with the Georgia Hazardous Site Response Act of 1993, the State of Georgia was required to compile an inventory of all known or suspected sites where hazardous wastes, constituents or substances have been disposed of or released in quantities deemed reportable by the State. In developing this list, the State identified several hundred properties throughout the State, including 26 sites which may require environmental remediation that were either previously or are currently owned by the Company. The majority of these sites are electrical power substations and power generation facilities. The Company has remediated nine electrical substations on the list at a cumulative cost of approximately $3 million. The State has removed from the list one power generation facility following the assessment which indicated no remediation was necessary. In addition, the Company has recognized approximately $23 million in cumulative expenses through December 31, 1998 for the assessment of the remaining sites on the list and the anticipated clean-up cost for 11 sites that the Company plans to remediate. Any cost of remediating the remaining sites cannot presently be determined until such studies are completed for each site and the State of Georgia determines whether remediation is required. If all listed sites were required to be remediated, the Company could incur expenses of up to approximately $10 million in additional clean-up costs and construction expenditures of up to approximately $56 million to develop new waste management facilities or install additional pollution control devices.

    The accrued costs for environmental remediation obligations are not discounted to their present value.

Nuclear Performance Standards

The GPSC has adopted a nuclear performance standard for the Company's nuclear generating units under which the performance of plants Hatch and Vogtle will be evaluated every three years. The performance standard is based on each unit's capacity factor as compared to the average of all comparable U.S. nuclear units operating at a capacity factor of 50 percent or higher during the three-year period of evaluation. Depending on the performance of the units, the Company could receive a monetary award or penalty under the performance standards criteria.

    The first evaluation was conducted in 1993 for performance during the 1990-92 period. The GPSC approved a performance award of approximately $8.5 million for the Company. This award was collected through the retail fuel cost recovery provision and recognized in income over a 36-month period which ended in October 1996. In January 1997, the GPSC approved a performance award of approximately $11.7 million for performance during the 1993-95 period. This award is being collected through the retail fuel cost recovery provision and recognized in income over a 36-month period that began in January 1997.

Georgia Power Company 1998 Annual Report

4.  COMMITMENTS

Construction Program

While the Company has no traditional baseload generating plants under construction, the construction of eight combustion turbine peaking units is planned to be completed by 2000. In addition, significant construction of transmission and distribution facilities, and projects to upgrade and extend the useful life of generating plants and to remain in compliance with environmental requirements will continue. The Company currently estimates property additions to be approximately $755 million in 1999, $734 million in 2000, and $829 million in 2001.

    The construction program is subject to periodic review and revision, and actual construction costs may vary from estimates because of numerous factors, including, but not limited to, changes in business conditions, load growth estimates, environmental regulations, and regulatory requirements.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels and other financial commitments. Total estimated long-term fossil and nuclear fuel commitments at December 31, 1998 were as follows:
                                                 Minimum
Year                                           Obligations
                                          ----------------------
                                              (in millions)
1999                                              $  642
2000                                                 545
2001                                                 483
2002                                                 414
2003                                                 366
2004 and beyond                                      719
----------------------------------------------------------------
Total minimum obligations                         $3,169
================================================================

    Additional commitments for coal and for nuclear fuel will be required in the future to supply the Company's fuel needs.

Purchased Power Commitments

In connection with the joint ownership arrangement for Plant Vogtle, discussed in Note 6, the Company has made commitments to purchase portions of OPC's and the Municipal Electric Authority of Georgia's (MEAG's) capacity and energy from this plant. Declining commitments were in effect during periods of up to seven years following commercial operation and ended in 1996. In addition, the Company has commitments regarding a portion of a 5 percent interest in Plant Vogtle owned by MEAG that are in effect until the latter of the retirement of the plant or the latest stated maturity date of MEAG's bonds issued to finance such ownership interest. The payments for capacity are required whether or not any capacity is available. The energy cost is a function of each unit's variable operating costs. Except as noted below, the cost of such capacity and energy is included in purchased power from non-affiliates in the Company's Statements of Income. Capacity payments totaled $56 million, $54 million, and $68 million in 1998, 1997, and 1996, respectively. The current projected Plant Vogtle capacity payments are:

Year                                             Amounts
                                          ----------------------
                                              (in millions)
1999                                             $    59
2000                                                  62
2001                                                  61
2002                                                  60
2003                                                  60
2004 and beyond                                      711
----------------------------------------------------------------
Total                                            $ 1,013
================================================================

    Portions of the payments noted above relate to costs in excess of Plant Vogtle's allowed investment for ratemaking purposes. The present value of these portions was written off in 1987 and 1990.

    The Company and an affiliate, Alabama Power Company, own equally all of the outstanding capital stock of Southern Electric Generating Company (SEGCO), which owns electric generating units with a total rated capacity of 1,020 megawatts, as well as associated transmission facilities. The capacity of the units has been sold equally to the Company and Alabama Power Company under a contract which, in substance, requires payments sufficient to provide for the operating expenses, taxes, debt service and return on investment, whether or not SEGCO has any capacity and energy available. The term of the contract extends

Georgia Power Company 1998 Annual Report

automatically for two-year periods, subject to either party's right to cancel upon two year's notice. The Company's share of expenses included in purchased power from affiliates in the Statements of Income, is as follows:

                                1998        1997       1996
                             ---------------------------------
                                     (in millions)
Energy                           $45         $45        $47
Capacity                          30          30         30
--------------------------------------------------------------
Total                            $75         $75        $77
==============================================================
Kilowatt-hours                 3,146       3,038      2,780
--------------------------------------------------------------

    At December 31, 1998, the capitalization of SEGCO consisted of $49 million of equity and $70 million of long-term debt on which the annual interest requirement is $4 million.

    The Company has entered into other various long-term commitments for the purchase of electricity. Total long-term obligations at December 31, 1998 were as follows:


Year                                             Amounts
                                          ----------------------
                                              (in millions)
1999                                              $  18
2000                                                 21
2001                                                 22
2002                                                 23
2003                                                 23
2004 and beyond                                     363
----------------------------------------------------------------
Total                                             $ 470
================================================================

Operating Leases

The Company has entered into coal rail car rental agreements with various terms and expiration dates. These expenses totaled $13 million for 1998, and $11 million each for 1997 and 1996. At December 31, 1998, estimated minimum rental commitments for these noncancelable operating leases were as follows:

Year                                             Amounts
                                          ----------------------
                                              (in millions)
1999                                               $ 11
2000                                                 11
2001                                                 11
2002                                                 12
2003                                                 12
2004 and beyond                                     120
----------------------------------------------------------------
Total                                              $177
================================================================

5.  NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988, the Company maintains agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at the Company's nuclear power plants. The act provides funds up to $9.7 billion for public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of nuclear reactors. The Company could be assessed up to $88 million per incident for each licensed reactor it operates but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment for the Company, excluding any applicable state premium taxes, -- based on its ownership and buyback interests -- is $178 million per incident but not more than an aggregate of $20 million to be paid for each incident in any one year.

    The Company is a member of Nuclear Electric Insurance Limited (NEIL), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities.

    Additionally, the Company has policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million primary coverage. This excess insurance is also provided by NEIL.

    NEIL also covers the additional costs that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased costs of replacement power in an amount up to $3.5 million per week -- starting 17 weeks after the outage -- for one year and up to $2.8 million per week for the second and third years.

    Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The current maximum annual assessments for the Company under the three NEIL policies would be $25 million.

    For all on-site property damage insurance policies for commercial nuclear

Georgia Power Company 1998 Annual Report

power plants, the NRC requires that the proceeds of such policies issued or renewed on or after April 2, 1991, shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the Company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

    All retrospective assessments, whether generated for liability, property or replacement power, may be subject to applicable state premium taxes.

6.  FACILITY SALES AND JOINT OWNERSHIP
    AGREEMENTS

The Company has sold undivided interests in plants Hatch, Wansley, Vogtle, and Scherer Units 1 and 2 to OPC, an electric membership generation and transmission corporation; MEAG, a public corporation and an instrumentality of the state of Georgia; and the City of Dalton, Georgia. The Company has sold an interest in Plant Scherer Unit 3 to Gulf Power Company, an affiliate. Additionally, the Company has sold 76.4 percent of Plant Scherer Unit 4 to Florida Power & Light Company (FP&L) and the remaining 23.6 percent to Jacksonville Electric Authority
(JEA). The Company has also sold transmission facilities to Georgia Transmission Corporation (formerly OPC's transmission division), MEAG, and the City of Dalton.

    Except as otherwise noted, the Company has contracted to operate and maintain all jointly owned facilities. The Company includes its proportionate share of plant operating expenses in the corresponding operating expenses in the Statements of Income.

    The Company owns 25.4 percent of the Rocky Mountain pumped storage hydroelectric plant. OPC owns the remainder, and is the operator of the plant. The Company owns six of eight 80 megawatt combustion turbine generating units and 75 percent of the related common facilities at Plant McIntosh. Savannah Electric and Power Company, an affiliate, owns the remainder and operates the plant. The Company and Florida Power Corporation (FPC) jointly own a combustion turbine unit at Intercession City, Florida, near Orlando. The unit began commercial operation in January 1997, and is operated by FPC. The Company owns a one-third interest in the unit, with use of 100 percent of the unit's capacity from June through September. FPC has the capacity the remainder of the year.

    At December 31, 1998, the Company's percentage ownership and investment (exclusive of nuclear fuel) in jointly owned facilities in commercial operation, were as follows:

                               Company                  Accumulated
Facility (Type)               Ownership    Investment   Depreciation
--------------------------------------------------------------------
                                                (in millions)
Plant Vogtle (nuclear)           45.7%      $3,296*        $1,514
Plant Hatch (nuclear)            50.1          840            538
Plant Wansley (coal)             53.5          298            141
Plant Scherer (coal)
   Units 1 and 2                  8.4          112             48
   Unit 3                        75.0          545            179
Plant McIntosh
 Common Facilities               75.0           19              1
   (combustion-turbine)
Rocky Mountain                   25.4          169*            61
  (pumped storage)
Intercession City                33.3           12             **
  (combustion-turbine)
--------------------------------------------------------------------
     * Investment net of write-offs.
   ** Less than $1 million.

7.  LONG-TERM POWER SALES AGREEMENTS

The Company and the operating subsidiaries of Southern Company have long-term contractual agreements for the sale of capacity and energy to non-affiliated utilities located outside the system's service area. These agreements consist of firm unit power sales pertaining to capacity from specific generating units. Because energy is generally sold at cost under these agreements, it is primarily the capacity revenues that affect the Company's profitability.

    The Company's capacity revenues were as follows:

               Year      Revenues      Capacity
               -------------------------------------
                      (in millions) (megawatts)
               1998        $  32           162
               1997           42           159
               1996           41           173
               -------------------------------------

    Unit power from specific generating plants is being sold to FP&L, FPC, JEA, and the City of Tallahassee, Florida. Under these agreements, the Company sold approximately 162 megawatts of capacity in 1998 and is scheduled to sell approximately 162 megawatts of capacity in 1999. In 2000, 129 megawatts will be sold. After 2000, capacity sales will decline to approximately 105 megawatts -- unless reduced by FP&L, FPC, and JEA -- until the expiration of the contracts in 2010.

Georgia Power Company 1998 Annual Report

8.  INCOME TAXES

At December 31, 1998, tax-related regulatory assets were $604 million and tax-related regulatory liabilities were $284 million. The assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. The liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

   Details of the federal and state income tax provisions are as follows:

                                     1998       1997      1996
                                  -------------------------------
Total provision for income taxes:          (in millions)
Federal:
   Currently payable                $ 415       $352      $325
   Deferred -
     Current year                     131         49        70
     Reversal of prior years         (218)       (68)      (41)
   Deferred investment tax
     credits                            7          -         -
-----------------------------------------------------------------
                                      335        333       354
-----------------------------------------------------------------
State:
   Currently payable                   77         65        56
   Deferred -
     Current year                      18          8        12
     Reversal of prior years          (31)       (11)       (5)
-----------------------------------------------------------------
                                       64         62        63
-----------------------------------------------------------------
Total                                 399        395       417
-----------------------------------------------------------------
Less:
   Income taxes credited
     to other income                   (8)       (32)      (19)
-----------------------------------------------------------------
Total income taxes
   charged to operations            $ 407       $427      $436
=================================================================

    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:



                                                 1998      1997
                                             -------------------
                                               (in millions)
Deferred tax liabilities:
   Accelerated depreciation                    $1,670    $1,732
   Property basis differences                     854       968
   Other                                          158       142
----------------------------------------------------------------
Total                                           2,682     2,842
----------------------------------------------------------------
Deferred tax assets:
   Other property basis differences               211       216
   Federal effect of state deferred taxes          95        99
   Other deferred costs                            96        83
   Disallowed Plant Vogtle buybacks                23        23
   Other                                           21        14
----------------------------------------------------------------
Total                                             446       435
----------------------------------------------------------------
Net deferred tax liabilities                    2,236     2,407
Portion included in current assets                 13        11
----------------------------------------------------------------
Accumulated deferred income taxes
   in the Balance Sheets                       $2,249    $2,418
================================================================

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $22 million in 1998, $15 million in 1997, and $17 million in 1996. At December 31, 1998, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory tax rate to the effective income tax rate is as follows:

                                      1998     1997     1996
                                     --------------------------
Federal statutory rate                  35%      35%      35%
State income tax, net of
   federal deduction                     4        4        4
Non-deductible book
   depreciation                          6        4        3
Other                                   (4)      (4)      (2)
---------------------------------------------------------------
Effective income tax rate               41%      39%      40%
===============================================================

    Southern Company and its subsidiaries file a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

Georgia Power Company 1998 Annual Report

9.  CAPITALIZATION

First Mortgage Bond Indenture & Charter Restrictions

The Company historically has relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for its benefit by public authorities, to meet its long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. In this regard, the Company sought and obtained stockholder approval in 1997 to amend its corporate charter eliminating restrictions on the amounts of unsecured indebtedness it may incur.

    The Company's first mortgage bond indenture contains various restrictions that remain in effect as long as the bonds are outstanding. At December 31, 1998, $883 million of retained earnings and paid-in capital was unrestricted for the payment of cash dividends or any other distributions under terms of the mortgage indenture. If additional first mortgage bonds are issued, supplemental indentures in connection with those issues may contain more stringent restrictions than those currently in effect.

Preferred Securities

In December 1994, Georgia Power Capital, L.P., of which the Company is the sole general partner, issued $100 million of 9 percent mandatorily redeemable preferred securities. Substantially all of the assets of Georgia Power Capital, L.P., are $103 million aggregate principal amount of Georgia Power's 9 percent Junior Subordinated Deferrable Interest Debentures due December 19, 2024.

    Statutory business trusts formed by the Company, of which the Company owns all the common securities, have issued mandatorily redeemable preferred securities as follows:

              Date of                                 Maturity
               Issue      Amount     Rate    Notes      Date
            ---------------------------------------------------
                        (millions)          (millions)
Trust I       8/1996       $225.00   7.75%   $232      6/2036
Trust II      1/1997        175.00   7.60%    180     12/2036
Trust III     6/1997        189.25   7.75%    195      3/2037


    Substantially all of the assets of each trust are junior subordinated notes issued by the Company in the respective approximate principal amounts set forth above. In February 1999, the Company issued an additional $200 million of mandatorily redeemable preferred securities (Trust IV), bearing interest at 6.85 percent. The associated junior subordinated notes will be due March 31, 2029.

    The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of Georgia Power Capital, L.P.'s and the Trusts' payment obligations with respect to the preferred securities.

    Georgia Power Capital, L.P., and the Trusts are subsidiaries of the Company, and accordingly are consolidated in the Company's financial statements.

Pollution Control Bonds

The Company has incurred obligations in connection with the sale by public authorities of tax-exempt pollution control revenue bonds. The Company has authenticated and delivered to trustees an aggregate of $1.2 billion of its first mortgage bonds, which are pledged as security for its obligations under pollution control revenue contracts. No interest on these first mortgage bonds is payable unless and until a default occurs on the installment purchase or loan agreements.

Senior Notes

In January, November, and December 1998, the Company issued unsecured senior notes. The senior notes are, in effect, subordinated to all secured debt of the Company, including its first mortgage bonds.

Bank Credit Arrangements

At the beginning of 1999, the Company had unused credit arrangements with banks totaling $1.3 billion, of which $722 million expires at various times during 1999, $30 million expires at May 1, 2000, and $500 million expires at April 24, 2003.

    Of the total $1.3 billion in unused credit, $1 billion is a syndicated credit arrangement with $500 million expiring April 23, 1999 and $500 million expiring April 24, 2003. Both agreements provide the option of converting borrowings into two-year term loans upon expiration date. The agreements contain stated borrowing rates but also allow for competitive bid loans. In addition, the agreements require payment of commitment fees based on the unused portions of the commitments. Annual fees are also paid to the agent bank.

Georgia Power Company 1998 Annual Report

    Approximately $162 million of the $722 million arrangements expiring during 1999 allow for two-year term loans executable upon expiration date of the credit facilities. The $30 million credit arrangement expiring at May 1, 2000 allows for term loans of up to three years. All of the arrangements include stated borrowing rates but also allow for negotiated rates. These agreements also require payment of commitment fees based on the unused portion of the commitments or the maintenance of compensating balances with the banks. These balances are not legally restricted from withdrawal.

    The $1.3 billion in unused credit arrangements provide liquidity support to the Company's variable rate pollution control bonds. The amount of variable rate pollution control bonds outstanding as of December 31, 1998 was $979 million.

    In addition, the Company borrows under uncommitted lines of credit with banks and through a $225 million commercial paper program that has the liquidity support of committed bank credit arrangements. Average compensating balances held under these committed facilities were not material in 1998.

Other Long-Term Debt

Assets acquired under capital leases are recorded in the Balance Sheets as utility plant in service, and the related obligations are classified as long-term debt. At December 31, 1998 and 1997, the Company had a capitalized lease obligation for its corporate headquarters building of $87 million with an interest rate of 8.1 percent. The lease agreement provides for payments that are minimal in early years and escalate through the first 21 years of the lease. For ratemaking purposes, the GPSC has treated the lease as an operating lease and has allowed only the lease payments in cost of service. The difference between the accrued expense and the lease payments allowed for ratemaking purposes is being deferred as a cost to be recovered in the future as ordered by the GPSC. At December 31, 1998 and 1997, the interest and lease amortization deferred on the Balance Sheets are $53 million and $52 million, respectively.

Assets Subject to Lien

The Company's mortgage dated as of March 1, 1941, as amended and supplemented, securing the first mortgage bonds issued by the Company, constitutes a direct lien on substantially all of the Company's fixed property and franchises.

Securities Due Within One Year

A summary of the improvement fund requirements and scheduled maturities and redemptions of securities due within one year at December 31 is as follows:

                                                1998      1997
                                             -------------------
                                               (in millions)
Bond improvement fund requirements              $  9      $ 15
Less:
   Portion to be satisfied by certifying
      property additions                           -         -
----------------------------------------------------------------
Cash requirements                                  9        15
First mortgage bond maturities
   and redemptions                               390       205
----------------------------------------------------------------
Total long-term debt                             399       220
Preferred stock                                   36         -
----------------------------------------------------------------
Total                                           $435      $220
================================================================

    The Company's first mortgage bond indenture includes an improvement fund requirement that amounts to 1 percent of each outstanding series of bonds authenticated under the indenture prior to January 1 of each year, other than those issued to collateralize pollution control obligations. The requirement may be satisfied by June 1 of each year by depositing cash, reacquiring bonds, or by pledging additional property equal to 1 2/3 times the requirement. The 1999 requirement was met in the first quarter of the year by depositing cash with the trustee. These funds were used to redeem first mortgage bonds.

Redemption of Securities

The Company plans to continue a program of redeeming or replacing debt and preferred stock in cases where opportunities exist to reduce financing costs. Issues may be repurchased in the open market or called at premiums as specified under terms of the issue. They may also be redeemed at face value to meet improvement fund requirements, to meet replacement provisions of the mortgage, or through use of proceeds from the sale of property pledged under the mortgage.

Georgia Power Company 1998 Annual Report

In general, for the first five years a series of first mortgage bonds is outstanding, the Company is prohibited from redeeming for improvement fund purposes more than 1 percent annually of the original issue amount.

10. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial information for 1998 and 1997 is as follows:

                                                       Net Income
                                                          After
                                                      Dividends on
                          Operating     Operating    Preferred Stock
     Quarter Ended        Revenues       Income
---------------------------------------------------------------------
                                        (in millions)
                         --------------------------------------------
March 1998                 $   984         $177          $ 106
June 1998                    1,226          188            137
September 1998               1,530          325            255
December 1998                  998          104             72


March 1997                 $   959         $180          $ 106
June 1997                    1,015          205            131
September 1997               1,407          317            257
December 1997                1,005          159            100
---------------------------------------------------------------------

    Earnings in the fourth quarter of 1998, compared to the fourth quarter of 1997, decreased primarily as a result of the December 1998 Rocky Mountain write-off.

    The Company's business is influenced by seasonal weather conditions.

SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1998 Annual Report
===============================================================================================================================
                                                                                       1998             1997              1996
-------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                $4,738,253       $4,385,717        $4,416,779
Net Income after Dividends
     on Preferred Stock (in thousands)                                             $570,228         $593,996          $580,327
Cash Dividends on Common Stock (in thousands)                                      $536,600         $520,000          $475,500
Return on Average Common Equity (percent)                                             14.61            14.53             13.73
Total Assets (in thousands)                                                     $12,033,618      $12,573,728       $13,006,635
Gross Property Additions (in thousands)                                            $499,053         $475,921          $428,220
-------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                              $3,784,172       $4,019,728        $4,154,281
Preferred stock                                                                      15,527          157,247           464,611
Preferred stock subject to mandatory redemption                                           -                -                 -
Company obligated mandatorily redeemable preferred securities                       689,250          689,250           325,000
Long-term debt                                                                    2,744,362        2,982,835         3,200,419
-------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                    $7,233,311       $7,849,060        $8,144,311
===============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                    52.3             51.2              51.0
Preferred stock                                                                         0.2              2.0               5.7
Company obligated mandatorily redeemable preferred securities                           9.5              8.8               4.0
Long-term debt                                                                         38.0             38.0              39.3
-------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                         100.0            100.0             100.0
===============================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                    -                -            10,000
Retired                                                                             558,250           60,258           210,860
Preferred Stock (in thousands):
Issued                                                                                    -                -                 -
Retired                                                                             106,064          356,392           179,148
Senior Notes (in thousands):
Issued                                                                              495,000                -                 -
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                                    -          364,250           225,000
-------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                             A1               A1                A1
     Standard and Poor's                                                                 A+               A+                A+
     Duff & Phelps                                                                      AA-              AA-               AA-
Preferred Stock -
     Moody's                                                                             a2               a2                a2
     Standard and Poor's                                                                  A                A                 A
     Duff & Phelps                                                                       A+               A+                A+
Unsecured Long-Term Debt -
     Moody's                                                                             A2               A2                A2
     Standard and Poor's                                                                  A                A                 A
     Duff & Phelps                                                                       A+               A+                A+
-------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                       1,596,488        1,561,675         1,531,453
Commercial                                                                          221,180          211,672           205,087
Industrial                                                                            9,485            9,988            10,424
Other                                                                                 3,034            2,748             2,645
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                             1,830,187        1,786,083         1,749,609
===============================================================================================================================
Employees (year-end)                                                                  8,371            8,354 *          10,346

*In 1997 Georgia Power Company transferred 1,855 employees to Southern Nuclearompany.


SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1998 Annual Report
=======================================================================================================================------------
                                                                          1995             1994              1993             1992
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                   $4,405,338       $4,162,403        $4,451,181       $4,297,436
Net Income after Dividends
     on Preferred Stock (in thousands)                                $608,862         $525,544          $569,853         $520,538
Cash Dividends on Common Stock (in thousands)                         $451,500         $429,300          $402,400         $384,000
Return on Average Common Equity (percent)                                14.43            12.84             14.37            13.60
Total Assets (in thousands)                                        $13,470,275      $13,712,658       $13,736,110      $10,964,442
Gross Property Additions (in thousands)                               $480,449         $638,426          $674,432         $508,444
-----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                 $4,299,012       $4,141,554        $4,045,458       $3,888,237
Preferred stock                                                        692,787          692,787           692,787          692,792
Preferred stock subject to mandatory redemption                              -                -                 -            6,250
Company obligated mandatorily redeemable preferred securities          100,000          100,000                 -                -
Long-term debt                                                       3,315,460        3,757,823         4,031,387        4,131,016
-----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                       $8,407,259       $8,692,164        $8,769,632       $8,718,295
===================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                       51.1             47.6              46.1             44.6
Preferred stock                                                            8.2              8.0               7.9              8.0
Company obligated mandatorily redeemable preferred securities              1.2              1.2                 -                -
Long-term debt                                                            39.5             43.2              46.0             47.4
-----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                            100.0            100.0             100.0            100.0
===================================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                  75,000                -         1,135,000          975,000
Retired                                                                505,789          133,559         1,337,822        1,381,300
Preferred Stock (in thousands):
Issued                                                                       -                -           175,000          195,000
Retired                                                                      -                -           245,005          165,004
Senior Notes (in thousands):
Issued                                                                       -                -                 -                -
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                       -          100,000                 -                -
-----------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                A1               A2                A3               A3
     Standard and Poor's                                                    A+                A                A-               A-
     Duff & Phelps                                                         AA-               A+                A+               A-
Preferred Stock -
     Moody's                                                                a2               a3              baa1             baa1
     Standard and Poor's                                                     A               A-              BBB+             BBB+
     Duff & Phelps                                                           A               A-                A-              BBB
Unsecured Long-Term Debt -
     Moody's                                                                A2               A3              Baa1             Baa1
     Standard and Poor's                                                     A               A-              BBB+             BBB+
     Duff & Phelps                                                          A+                A                 A             BBB+
-----------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                          1,500,024        1,466,382         1,441,972        1,421,175
Commercial                                                             198,624          193,648           188,820          183,784
Industrial                                                              10,796           10,976            11,217           11,479
Other                                                                    2,568            2,426             2,322            2,269
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                1,712,012        1,673,432         1,644,331        1,618,707
===================================================================================================================================
Employees (year-end)                                                    11,061           11,765            12,528           12,600




                                       35A


SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1998 Annual Report
=================================================================================================================================
                                                                        1991             1990              1989             1988
---------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                 $4,301,428       $4,445,809        $4,145,240       $3,897,479
Net Income after Dividends
     on Preferred Stock (in thousands)                              $474,855         $208,066          $449,099         $479,532
Cash Dividends on Common Stock (in thousands)                       $375,200         $389,600          $394,500         $386,600
Return on Average Common Equity (percent)                              12.76             5.52             11.72            13.06
Total Assets (in thousands)                                      $10,842,538      $11,176,619       $11,372,346      $11,130,539
Gross Property Additions (in thousands)                             $548,051         $558,727          $727,631         $929,019
---------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                               $3,766,551       $3,673,913        $3,860,657       $3,806,070
Preferred stock                                                      607,796          607,796           607,844          657,844
Preferred stock subject to mandatory redemption                      118,750          125,000           155,000          162,500
Company obligated mandatorily redeemable preferred securities              -                -                 -                -
Long-term debt                                                     4,553,189        5,000,225         5,054,001        4,861,378
---------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                     $9,046,286       $9,406,934        $9,677,502       $9,487,792
=================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                     41.7             39.1              39.9             40.1
Preferred stock                                                          8.0              7.8               7.9              8.6
Company obligated mandatorily redeemable preferred securities              -                -                 -                -
Long-term debt                                                          50.3             53.1              52.2             51.3
---------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                          100.0            100.0             100.0            100.0
=================================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                     -          300,000           250,000          150,000
Retired                                                              598,384           91,117            91,516          206,677
Preferred Stock (in thousands):
Issued                                                               100,000                -                 -                -
Retired                                                              100,000           83,750             7,500            3,750
Senior Notes (in thousands):
Issued                                                                     -                -                 -                -
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                     -                -                 -                -
---------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                            Baa1             Baa1              Baa2             Baa2
     Standard and Poor's                                                BBB+             BBB+              BBB+              BBB
     Duff & Phelps                                                      BBB+              BBB               BBB                9
Preferred Stock -
     Moody's                                                            baa1             baa1              baa2             baa2
     Standard and Poor's                                                 BBB              BBB               BBB             BBB-
     Duff & Phelps                                                      BBB-             BBB-              BBB-               10
Unsecured Long-Term Debt -
     Moody's                                                            Baa2             Baa2                 -             Baa3
     Standard and Poor's                                                BBB+              BBB                 -             BBB-
     Duff & Phelps                                                      BBB+                -                 -               10
---------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                        1,397,682        1,378,888         1,355,211        1,329,173
Commercial                                                           179,933          178,391           177,814          174,147
Industrial                                                            11,946           12,115            12,311           12,353
Other                                                                  2,190            2,114             2,050            1,993
---------------------------------------------------------------------------------------------------------------------------------
Total                                                              1,591,751        1,571,508         1,547,386        1,517,666
=================================================================================================================================
Employees (year-end)                                                  13,700           13,746            13,900           15,110



                                       35B


SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1998 Annual Report

===============================================================================================================================
                                                                                       1998             1997              1996
-------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                      $1,486,699       $1,326,787        $1,371,033
Commercial                                                                        1,591,363        1,493,353         1,486,586
Industrial                                                                        1,170,881        1,110,311         1,118,633
Other                                                                                49,274           47,848            47,060
-------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                      4,298,217        3,978,299         4,023,312
Sales for resale - non-affiliates                                                   259,234          282,365           281,580
Sales for resale - affiliates                                                        81,606           38,708            35,886
-------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                          4,639,057        4,299,372         4,340,778
Other revenues                                                                       99,196           86,345            76,001
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                            $4,738,253       $4,385,717        $4,416,779
===============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                      19,481,486       17,295,022        17,826,451
Commercial                                                                       22,861,391       21,134,346        20,823,073
Industrial                                                                       27,283,147       26,701,685        26,191,831
Other                                                                               543,462          538,163           536,057
-------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                     70,169,486       65,669,216        65,377,412
Sales for resale - non-affiliates                                                 6,438,891        6,795,300         7,868,342
Sales for resale - affiliates                                                     2,038,400        1,706,699         1,180,207
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                            78,646,777       74,171,215        74,425,961
===============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                            7.63             7.67              7.69
Commercial                                                                             6.96             7.07              7.14
Industrial                                                                             4.29             4.16              4.27
Total retail                                                                           6.13             6.06              6.15
Sales for resale                                                                       4.02             3.78              3.51
Total sales                                                                            5.90             5.80              5.83
Residential Average Annual Kilowatt-Hour Use Per Customer                            12,314           11,171            11,763
Residential Average Annual Revenue Per Customer                                     $939.72          $857.01           $904.70
Plant Nameplate Capacity Ratings (year-end) (megawatts)                              14,437           14,437            14,367
Maximum Peak-Hour Demand (megawatts):
Winter                                                                               11,959           10,407            10,410
Summer                                                                               13,923           13,153            12,914
Annual Load Factor (percent)                                                           58.7             57.4              62.2
Plant Availability (percent):
Fossil-steam                                                                           86.0             85.8              85.2
Nuclear                                                                                91.6             88.8              89.3
-------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                   62.3             64.3              60.4
Nuclear                                                                                18.3             18.8              18.2
Hydro                                                                                   2.2              2.2               2.2
Oil and gas                                                                             2.2              0.6               0.5
Purchased power -
     From non-affiliates                                                                6.5              2.7               5.6
     From affiliates                                                                    8.5             11.4              13.1
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                                 100.0            100.0             100.0
===============================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                  10,118            9,990            10,468
Cost of fuel per million BTU (cents)                                                 134.62           132.61            128.72
Average cost of fuel per net kilowatt-hour generated (cents)                           1.36             1.32              1.35
===============================================================================================================================
 *  Less than one-tenth of one percent.

SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1998 Annual Report
==========================================================================================================================
                                                                 1995             1994              1993             1992
--------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                $1,337,060       $1,180,358        $1,291,035       $1,128,396
Commercial                                                  1,449,108        1,367,315         1,354,130        1,285,681
Industrial                                                  1,141,766        1,100,995         1,113,067        1,083,856
Other                                                          44,255           42,983            41,399           39,504
--------------------------------------------------------------------------------------------------------------------------
Total retail                                                3,972,189        3,691,651         3,799,631        3,537,437
Sales for resale - non-affiliates                             290,302          351,591           534,370          640,308
Sales for resale - affiliates                                  76,906           60,899            61,668           67,835
--------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                    4,339,397        4,104,141         4,395,669        4,245,580
Other revenues                                                 65,941           58,262            55,512           51,856
--------------------------------------------------------------------------------------------------------------------------
Total                                                      $4,405,338       $4,162,403        $4,451,181       $4,297,436
==========================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                17,307,399       15,680,709        16,649,859       14,939,172
Commercial                                                 19,844,999       18,738,461        18,278,508       17,260,614
Industrial                                                 25,286,340       24,337,632        23,635,363       22,978,312
Other                                                         493,720          484,009           460,801          436,144
--------------------------------------------------------------------------------------------------------------------------
Total retail                                               62,932,458       59,240,811        59,024,531       55,614,242
Sales for resale - non-affiliates                           6,591,841        7,968,475        14,307,030       15,870,222
Sales for resale - affiliates                               2,738,947        3,056,050         3,027,733        3,320,060
--------------------------------------------------------------------------------------------------------------------------
Total                                                      72,263,246       70,265,336        76,359,294       74,804,524
==========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                      7.73             7.53              7.75             7.55
Commercial                                                       7.30             7.30              7.41             7.45
Industrial                                                       4.52             4.52              4.71             4.72
Total retail                                                     6.31             6.23              6.44             6.36
Sales for resale                                                 3.94             3.74              3.44             3.69
Total sales                                                      6.00             5.84              5.76             5.68
Residential Average Annual Kilowatt-Hour Use Per Customer      11,654           10,766            11,630           10,603
Residential Average Annual Revenue Per Customer               $900.28          $810.39           $901.79          $800.88
Plant Nameplate Capacity Ratings (year-end) (megawatts)        14,344           13,943            13,759           14,076
Maximum Peak-Hour Demand (megawatts):
Winter                                                          9,819           10,509             9,067            8,938
Summer                                                         12,828           11,758            12,573           11,448
Annual Load Factor (percent)                                     59.6             63.0              58.5             60.5
Plant Availability (percent):
Fossil-steam                                                     85.8             83.1              85.9             86.6
Nuclear                                                          91.8             88.4              85.5             87.7
--------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                             63.0             61.3              62.1             61.4
Nuclear                                                          19.3             18.0              16.2             17.0
Hydro                                                             2.5              2.6               2.3              2.5
Oil and gas                                                       0.6              0.1               0.2                *
Purchased power -
     From non-affiliates                                          7.7              9.7              10.2             12.2
     From affiliates                                              6.9              8.3               9.0              6.9
--------------------------------------------------------------------------------------------------------------------------
Total                                                           100.0            100.0             100.0            100.0
==========================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                            10,039            9,915             9,912            9,900
Cost of fuel per million BTU (cents)                           143.85           145.33            153.62           153.08
Average cost of fuel per net kilowatt-hour generated (cents)     1.44             1.44              1.52             1.52
==========================================================================================================================
 *  Less than one-tenth of one percent.


                                       37A

SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1998 Annual Report
===============================================================================================================================
                                                                      1991             1990              1989             1988
-------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                     $1,111,358       $1,109,165        $1,022,781         $979,047
Commercial                                                       1,243,067        1,218,441         1,143,727        1,054,995
Industrial                                                       1,057,702        1,061,830         1,006,416          983,822
Other                                                               37,861           36,773            34,775           31,743
-------------------------------------------------------------------------------------------------------------------------------
Total retail                                                     3,449,988        3,426,209         3,207,699        3,049,607
Sales for resale - non-affiliates                                  736,643          784,086           760,809          707,076
Sales for resale - affiliates                                       65,586          168,251           150,394           86,751
-------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                         4,252,217        4,378,546         4,118,902        3,843,434
Other revenues                                                      49,211           67,263            26,338           54,045
-------------------------------------------------------------------------------------------------------------------------------
Total                                                           $4,301,428       $4,445,809        $4,145,240       $3,897,479
===============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                     14,815,089       14,771,648        14,134,195       13,800,038
Commercial                                                      16,885,833       16,627,128        15,843,181       14,790,561
Industrial                                                      22,298,062       22,126,604        21,801,404       21,412,845
Other                                                              429,016          428,459           414,107          397,669
-------------------------------------------------------------------------------------------------------------------------------
Total retail                                                    54,428,000       53,953,839        52,192,887       50,401,113
Sales for resale - non-affiliates                               18,719,924       20,158,681        20,479,412       18,544,705
Sales for resale - affiliates                                    3,885,892        8,272,528         7,489,948        3,327,814
-------------------------------------------------------------------------------------------------------------------------------
Total                                                           77,033,816       82,385,048        80,162,247       72,273,632
===============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                           7.50             7.51              7.24             7.09
Commercial                                                            7.36             7.33              7.22             7.13
Industrial                                                            4.74             4.80              4.62             4.59
Total retail                                                          6.34             6.35              6.15             6.05
Sales for resale                                                      3.55             3.35              3.26             3.63
Total sales                                                           5.52             5.31              5.14             5.32
Residential Average Annual Kilowatt-Hour Use Per Customer           10,675           10,795            10,530           10,484
Residential Average Annual Revenue Per Customer                    $800.78          $810.56           $761.96          $743.82
Plant Nameplate Capacity Ratings (year-end) (megawatts)             14,076           14,366            14,366           13,018
Maximum Peak-Hour Demand (megawatts):
Winter                                                              10,001            8,977            10,101            9,866
Summer                                                              13,090           13,196            12,735           12,295
Annual Load Factor (percent)                                          55.2             55.5              56.3             59.1
Plant Availability (percent):
Fossil-steam                                                          93.3             92.5              93.0             94.5
Nuclear                                                               81.6             81.3              89.2             69.4
-------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                  63.6             65.1              64.0             72.0
Nuclear                                                               15.3             13.7              14.1              9.6
Hydro                                                                  2.3              2.2               2.1              1.2
Oil and gas                                                              *              0.1               0.1              0.1
Purchased power -
     From non-affiliates                                              10.3             11.0              10.2              8.2
     From affiliates                                                   8.5              7.9               9.5              8.9
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                100.0            100.0             100.0            100.0
===============================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                  9,960            9,939            10,020            9,969
Cost of fuel per million BTU (cents)                                157.97           166.22            164.27           166.28
Average cost of fuel per net kilowatt-hour generated (cents)          1.57             1.65              1.65             1.66
===============================================================================================================================
 *  Less than one-tenth of one percent.


                                       37B